As filed with the Securities and Exchange Commission on August 4, 2025

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GLACIER BANCORP, INC.

(Exact name of registrant as specified in its charter)

MONTANA	81-0519541
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

49 Commons Loop, Kalispell, Montana 59901

(Address of principal executive offices)

Glacier Bancorp, Inc., 2025 Stock Incentive Plan

(Full title of the plan)

Randall M. Chesler

President and Chief Executive Officer

Glacier Bancorp, Inc.

49 Commons Loop

Kalispell, Montana 59901

(Name and address of agent for service)

(406) 756-4200

(Telephone number, including area code, of agent for service)

Copies of communications to:

David G. Post

Justin Hebenstreit

Miller Nash LLP

1140 SW Washington St Suite 700

Portland, Oregon 97205

(503) 224-5858

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information required to be included in Part I of this Registration Statement are being omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. These documents will be made available to participants in the 2025 Equity Plan as required by Rule 428.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated by reference

(a)

The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (including information incorporated by reference from the Definitive Proxy Statement on Schedule 14A for the 2025 Annual Meeting of Shareholders, filed on March 12, 2025);

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025;

(c)

The Registrant’s Current Reports on Form 8-K filed on January 13, 2025, April  10, 2025, May  1, 2025, May  2, 2025, June  24, 2025; and June 25, 2025 (provided only portions of each report that are deemed filed and not furnished are incorporated); and

(d)

The description of the Registrant’s Common Stock contained in the Quarterly Report on Form 10-Q filed on August 2, 2022, and any subsequent amendments or reports filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference herein and to be a part of hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Sections 35-14-850 through 35-1-858 of the Montana Business Corporation Act (“MBCA”) contain specific provisions relating to indemnification of directors and officers of Montana corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer who is wholly successful in the defense of a proceeding to which the director or officer is a party because of the director or officer’s status as such, and (ii) a corporation may indemnify a director or officer if the director or officer is not wholly successful in such defense, if it is determined as provided in the statute that the director or officer meets a certain standard of conduct, provided that the corporation may not indemnify a director or officer with respect to conduct for which such director or officer was adjudged liable on the basis of receiving a financial benefit to which the director or officer was not entitled. The statute also provides that for an officer who is not also a director, the corporation may indemnify such officer to a further extent provided by the articles of incorporation or bylaws (subject to certain exceptions). The statute permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, and the court may order indemnification or advancement of expenses under certain circumstances set forth in the statute. The statute also provides that a corporation may, prior to final disposition of a proceeding, advance expenses to a director if the director delivers to the corporation a signed, written undertaking by the director to repay the advanced funds under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by resolution provide indemnification in addition to that provided by statute, subject to certain conditions set forth in the statute.

The Company’s articles of incorporation provide, among other things, that the personal liability of the directors and officers of the corporation for monetary damages shall be eliminated to the fullest extent permitted by the MBCA. The Company’s articles of incorporation and bylaws also provide that the corporation shall indemnify its directors and officers to the fullest extent permitted by the MBCA.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation of Registrant. Incorporated by reference to Exhibit 3.1 to Form 10-Q filed on August 2, 2022.

4.2	Amended and Restated Bylaws of the Registrant. Incorporated by reference to Exhibit 3.2 to Form 8-K filed on May 4, 2021.

4.3**	Glacier Bancorp, Inc., 2025 Stock Incentive Plan. Incorporated by reference from Exhibit 10.1 to the Registrant’s Form 10-Q filed on August 1, 2025.

5.1*	Opinion of Moore, Cockrell, Goicoechea & Johnson, P.C., Registrant’s legal counsel, regarding legality of the common stock being registered.

23.1*	Consent of Moore, Cockrell, Goicoechea & Johnson, P.C. (included in Exhibit 5.1).

23.2*	Consent of Forvis Mazars, LLP.

24.1*	Power of Attorney (included on the signature page).

107*	Filing Fee Table.

*	Filed herewith.
**	Compensatory plan or arrangement.

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kalispell, State of Montana, on August 4, 2025.

GLACIER BANCORP, INC.

By:	/s/ Randall M. Chesler
Randall M. Chesler President and CEO

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Randall M. Chesler and Ron J. Copher, and each of them, with full power of substitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on the dates indicated.

Signature	Title	Date

/s/ Randall M. Chesler Randall M. Chesler	President, CEO, and Director (Principal Executive Officer)	August 4, 2025

/s/ Ron J. Copher Ron J. Copher	Executive Vice President and CFO (Principal Financial Accounting Officer)	August 4, 2025

/s/ Craig A. Langel Craig A. Langel	Chairman of the Board and Director	July 29, 2025

/s/ David C. Boyles David C. Boyles	Director	July 29, 2025

/s/ Robert A. Cashell, Jr. Robert A. Cashell, Jr.	Director	July 29, 2025

Signature	Title	Date

/s/ Jesus T. Espinoza Jesus T. Espinoza	Director	July 29, 2025

/s/ Annie M. Goodwin Annie M. Goodwin	Director	July 29, 2025

/s/ Kristen L. Heck Kristen L. Heck	Director	July 29, 2025

/s/ Michael B. Hormaechea Michael B. Hormaechea	Director	July 29, 2025

/s/ Douglas J. McBride Douglas J. McBride	Director	July 29, 2025

/s/ Beth Noymer Levine Beth Noymer Levine	Director	July 29, 2025